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                                                               Exhibit 99.2







Corporate Communications Division, 280 Park Avenue, New York Mailing
Address:  P.O. Box 318, New York, N.Y. 10008-0318

Bankers Trust New York Corporation
- -----------------------------------------------------------
News Release

For Release:

          BANKERS TRUST AND FEDERAL RESERVE BANK OF NEW YORK ENTER INTO AGREEMENT FOR LEVERAGED DERIVATIVE TRANSACTION BUSINESS


      New York, December 5, 1994 -- Bankers Trust New York Corporation and two of its subsidiaries, together with the Federal Reserve Bank of New York, have mutually agreed to enter into a written agreement regarding Bankers Trust's leveraged derivative transaction (LDT) business. The agreement notes that it was entered into by each party "in recognition of their common goals to ensure the prudent operation of the leveraged derivative transaction business."

      "The agreement does not affect our overall derivatives business but is limited specifically to our leveraged derivative transaction activities, which have never been a core business for Bankers Trust," said Bankers Trust Chairman Charles S. Sanford, Jr. He noted that leveraged derivative transactions accounted for less than 5% of Bankers Trust's total revenue for the period beginning January 1, 1993 through the first three quarters of 1994.

      The agreement notes that Bankers Trust has already "undertaken a comprehensive review of its LDT business to ensure that the LDT business will be appropriately managed and controlled going forward." As a result of that review, many of the procedures outlined in the agreement have been set in place and others are in the process of being implemented. "Our review made clear that certain changes were needed, and we have made them," Mr. Sanford said. "Where warranted, we have taken disciplinary actions against individuals who violated the firm's Code of Conduct, and we have enhanced controls to prevent future violations.

      "The standards and procedures described in this agreement will bring to the leveraged derivative transaction business a level of transparency and supervision that will benefit our clients," said Mr. Sanford.

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      In accordance with the agreement, Bankers Trust New York Corporation and its subsidiaries Bankers Trust Company and BT Securities Corporation (collectively BT) will:

1. Seek to reasonably ensure that each LDT customer has the capability to understand the nature and material terms, conditions and risks of any LDT entered into with Bankers Trust.

2. Make disclosures that will provide LDT customers with sufficient information to understand the nature and material terms, conditions and risks of the transaction.

3.    Ensure reasonable transparency of pricing and valuation for LDTs.

4.    Enhance the management and supervision process for the LDT business.

5. Establish a committee of the Board of Directors to monitor compliance with the agreement.

6.    Augment the training program for the marketing and sales of LDTs.

7. Develop additional policies and procedures for the administration of LDT credit facilities.

8.    Strengthen the internal audit of LDTs.

      The agreement also provides that, with the assistance of outside counsel, BT will review how revenue and expense in the LDT business are allocated among Bankers Trust Company and its affiliates, as well as compliance in the LDT business with "firewalls" related to corporate separateness and management interlocks, and that outside legal counsel will review any conduct by BT employees related to the LDT business which does not comport with BT's Code of Conduct or applicable law; and whether any disciplinary action is appropriate with respect to employees engaged in the LDT business. Outside counsel has assisted in Bankers Trust's internal review.

      "This agreement will in no way restrict our ability to grow our risk management business or restrain our leadership in product innovation," Mr. Sanford said. "Instead, these improvements in our procedures and controls will facilitate our work with clients and pave the way for the continued expansion of this business."

      Bankers Trust continues to cooperate with Federal regulators in their review of the leveraged derivative transactions business.

For additional information, contact Douglas Kidd, Bankers Trust, (212) 454-
3532.